P-END-RILA-TPAR(7/22)-NY 1 PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY, NEWARK, NEW JERSEY TIERED PARTICIPATION RATE INDEX STRATEGY ENDORSEMENT ANNUITY NUMBER: [001-00001] EFFECTIVE DATE: [September 1, 2022] This Endorsement is made part of your Annuity and describes the Tiered Participation Rate Index Strategy. The Indices and values provided on the Index Strategies Specifications Schedule are applicable to your Annuity on the Effective Date. Other Buffers, Indices, and Index Terms may be available and may vary in the future. If the Initial Index Strategy Base on the Index Strategies Specifications Schedule is equal to $0.00, there is no allocation to that Index Strategy as of the Effective Date. We are providing this Endorsement to help describe the Tiered Participation Rate Index Strategy in the event you wish to allocate funds to this type of Index Strategy in the future as described in your Annuity, and so long as this Index Strategy is still available. There is no explicit fee for allocations to the Tiered Participation Rate Index Strategy. Participation Rate: The Participation Rate is the percentage of an Index increase that will be used in calculating the Index Credit to the Index Strategy Base at the end of an Index Strategy Term. The Participation Rate may vary by Index and Index Strategy Term. The initial Participation Rates for the Index Strategies that you have chosen are shown on the Index Strategies Specifications Schedule and are applicable for the Index Term as of the Issue Date. The Guaranteed Minimum Participation Rate is also shown on the Index Strategies Specifications Schedule. Tier Level – the declared Index Return that is used to determine which Participation Rate tier applies in the calculation of Index Credit. The Guaranteed Maximum Tier Level is shown on the Index Strategies Specifications Schedule. Buffer: The Buffer limits the amount of negative Index Credit that may be applied to the Index Strategy Base on any Index Strategy End Date. The Buffer may vary by Index and Index Strategy Term. The Buffer is shown on the Index Strategies Specifications Schedule. Index Credit: On each Index Strategy End Date, we will calculate the Index Credit, if any, to be credited to the Index Strategy Base. The Index Credit is calculated by multiplying the Participation Rate for each tier level by the percentage change in the Index, known as the Index Return. The Index Return is determined by (A - B) / B, where: A = the Index Value on the Index Strategy End Date B = the Index Value on the Index Strategy Start Date If the Index Return on the Index Strategy End Date is positive but less than or equal to the Tier Level, the Index Credit credited to the Index Strategy Base is equal to the Tier 1 Participation Rate multiplied by the Index Return. If the Index Return on the Index Strategy End Date is greater than the Tier Level, the Index Credit credited to the Index Strategy Base is equal to the sum of the Tier 1 Participation Rate multiplied by the Tier Level and the Tier 2 Participation Rate multiplied by the Index Return in excess of the Tier Level. If the Index Return on the Index Strategy End Date is zero or negative but within the Buffer, the Index Credit credited to the Index Strategy Base is zero. Otherwise, if the Index Return is negative, the Index Credit credited to the Index Strategy Base is equal to the Index Return plus the Buffer. Subsequent Index Strategy Terms: We will declare Participation Rates and Tier Levels for each subsequent Index Strategy Term. The new Participation Rates may be higher or lower than the initial Participation Rates but will never be lower than the Guaranteed Minimum Participation Rate. The new Tier Levels may be higher or lower than the initial Tier Level but will never be higher than the Guaranteed Maximum Tier Level. Tiered Participation Rate Index Strategy Interim Value When you take a Partial Withdrawal, surrender your Annuity or annuitize your Annuity between Index Strategy Start and End Dates, we will use an Interim Value to determine the fair market value of your Index Strategy on the Valuation Day of the transaction. The Interim Value is also used in the event we pay a death claim to your beneficiaries during an Index Term.

P-END-RILA-TPAR(7/22)-NY 2 The Interim Value for the Tiered Participation Rate Index Strategy is equal to the sum of (1) and (2), where: (1) Is the fair value of the Index Strategy Base on the Valuation Day the Interim Value is calculated. It is determined as (A – B) multiplied by [(1 + C) divided by (1 + D)]E, where: A. The Index Strategy Base on the Valuation Day the Interim Value is calculated; B. The fair value of the replicating portfolio of options under initial market conditions, with linear interpolation to the end of the Index Strategy Term when the value becomes zero; C. The Market Value Index Rate on the Index Strategy Start Date; D. The Market Value Index Rate on Valuation Day the Interim Value is calculated; and E. The total days remaining in the Index Strategy Term divided by 365. (2) Is the fair value of the replicating portfolio of options The replicating portfolio of options is designed to replicate the performance of the Index Strategy at the end of the Index Strategy Term. The replicating portfolios of options is equal to AMC (At the Money Call Option) plus ((Tier 2 Participation Rate minus Tier 1 Participation Rate) multiplied by OMC (Out of the Money Call Option)) minus OMP (Out of the Money Put Option). The fair value of the Index Strategy Base is meant to represent the market value of the assets, other than derivative assets, supporting each Index Strategy. It includes a market adjustment that reflects movements in the interest rates and credit spreads. The Market Value Index Rate will apply on a uniform basis for a class of contract owners in the same Index Strategy and will be administered in a non-discriminatory manner. The Market Value Index Rate is specified on the Index Strategies Specification Schedule. Market Value Index Rate. The change in the Market Value Index Rate is measured over the remaining Index Strategy Term as follows: The value is projected to the Index Strategy End Date by the Market Value Index Rate at the Index Strategy Start Date and then discounted back to the current Valuation Day using the Market Value Index Rate as of the current Valuation Day. If the Market Value Index Rate is not published for a particular day, then we will use the rate on the next day it is published. If the Market Value Index Rate is no longer published, or is discontinued, then we may substitute another suitable method for determining this component of the Interim Value subject to the approval of the Superintendent. The fair value of the replicating portfolio of options is designated by us and is used to estimate the market value of the possibility of gain or loss on the Index Strategy End Date. The value may be positive or negative. Signed for the Company and made a part of the Contract as of the Effective Date. PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY [___________________________________] Secretary